COMMERCIAL FEDERAL APPOINTS ROBERT F. RIVERS,
                     EXECUTIVE VICE PRESIDENT RETAIL BANKING

OMAHA, NE, February 17, 2005 - Commercial Federal Corporation (NYSE: CFB) today announced the appointment of Robert F. Rivers as Executive Vice President Retail Banking.

Mr. Rivers, 40, joins Commercial Federal from M&T Bank Corporation, headquartered in Buffalo, New York, where he served as Senior Vice President for Business Banking for M&T Bank's Pennsylvania operation. Mr. Rivers previously served as Senior Vice President for Retail Banking and was responsible for sales, marketing, personnel, distribution planning, and operations for 170 branch offices in Pennsylvania and Maryland.

In announcing the appointment, Frederick R. Kulikowski, Commercial Federal's President and Chief Operating Officer, said "Bob will play a key role in growing the Bank's retail, investment services and small business banking lines of business. Bob brings a great track record as a proven sales management leader. We are very excited to have him as a part of our team here at CFB."

Mr. Rivers is a graduate of Stonehill College in North Easton, MA and earned a Masters in Business Administration from the University of Rochester in Rochester, NY.

Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $11.5 billion federal savings bank with branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal operations include consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, insurance and investment services, and Internet banking.